Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-107764

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 9, 2003)

5,000,000 Shares

DigitalNet Holdings, Inc.

Common Stock

        The information in this prospectus supplement amends and supplements the statements set forth under the heading "Certain Relationships and Related Transactions" in the prospectus dated October 9, 2003 relating to the initial public offering of DigitalNet Holdings, Inc.'s common stock.

Subcontracts with Related Party

        Since March 2003, we have issued three purchase orders totaling approximately $309,895, on a subcontract basis, to a company owned by J. Sunny Bajaj, the son of our Chairman and Chief Executive Officer. As of October 9, 2003, we have paid approximately $152,903 to the company pursuant to these purchase orders, and we anticipate that any remaining work under these orders will be invoiced and paid in the fourth quarter of 2003. Through these subcontract purchase orders, which were issued in the ordinary course of business and conducted at market rates on commercially reasonable terms, we procured professional systems engineering and business consulting support on two of our contracts.

        Any statement contained in the prospectus shall be deemed to be modified or superseded to the extent that information in this prospectus supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this prospectus supplement.

        This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that information herein contained supersedes the information contained in the prospectus. Capitalized terms used and not defined herein shall have the meanings given to them in the prospectus.

The date of this prospectus supplement is October 28, 2003.